UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 5, 2017
LEIDOS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33072	20-3562868
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Nos.)

11951 Freedom Drive, Reston, Virginia	20190
(Address of Principal Executive Offices)	(Zip Code)
Registrants’ telephone number, including area code: (571) 526-6000
N/A
(Former names or former addresses if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On June 5, 2017, Vincent A. Maffeo determined that he will retire as Executive Vice President and General Counsel of Leidos Holdings, Inc. with an anticipated effective date of July 15, 2017 (the “Retirement Date”).
(e) On June 5, 2017, we entered into a Retirement Agreement (the “Agreement”) with Mr. Maffeo setting forth the terms and conditions of his departure from the Company. Pursuant to the Agreement, Mr. Maffeo will continue to receive his base salary through the Retirement Date and, in consideration of additional restrictions on competitive activities and customary provisions relating to non-disparagement, non-solicitation, cooperation and a release of claims, Mr. Maffeo will receive an additional aggregate amount of approximately $2 million, less applicable tax withholdings.
All equity awards issued to Mr. Maffeo under the Company’s equity incentive plans that remain outstanding as of the Retirement Date will continue to vest following the Retirement Date in accordance with the terms and conditions of the award agreements.
A copy of the Retirement Agreement is filed as Exhibit 10.1 to this Report and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Retirement Agreement dated June 5, 2017, between Leidos Holdings, Inc. and Vincent A. Maffeo.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 9, 2017	LEIDOS HOLDINGS, INC.

	By:	/s/ Raymond L. Veldman
Raymond L. Veldman
Senior Vice President and Deputy General Counsel